Exhibit 10.4

NEITHER THIS SECURITY NOR THE SECURITIES UNDERLYING THIS SECURITY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS WARRANT IS, AND THE UNDERLYING SHARES OF COMMON STOCK ARE, SUBJECT TO THE TERMS OF A VOTING AGREEMENT AND PROXY DATED AS OF THE DATE HEREOF, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO (THE “VOTING AGREEMENT”).

Date of Issuance (“Issue Date”): December 31, 2019

WARRANT

For value received, the receipt and sufficiency of which is hereby acknowledged, this Warrant is issued to Cima Telecom, Inc. (“Holder”), by Cuentas Inc., a Florida corporation (the “Company”). Reference is hereby made to that certain Note and Warrant Purchase Agreement, dated as of December 31, 2019, by and between the Company and the Holder (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

1. Purchase of Shares.

1.1 Number of Shares. Subject to the terms and conditions set forth herein and in the PurchaseAgreement, Holder shall be entitled, upon surrender of this Warrant, to purchase from the Company an aggregate of duly authorized, validly issued, fully paid and nonassessable shares (the “Shares”) of the Common Stock equal to twenty-five percent (25%) of total outstanding shares of the Company on a fully-diluted bases (taking into account any warrants, options, debt convertible into shares or other rights underlying shares of the Company) as of December 31, 2019; provided, however, that this Warrant shall increase to include 25% of any additional shares (or warrants, options, debt convertible into shares or other rights underlying shares of the Company) of the Company only to the extent such shares are issued in breach of the Voting Agreement and Proxy entered among Holder, the Company and the other parties thereto as of the date hereof (the “Voting Agreement”). The term “Warrant” as used herein shall be deemed to include any warrants issued upon transfer or partial exercise of this Warrant unless the context clearly requires otherwise. “Common Stock” means (a) the Company’s shares of common stock, $0.001 par value per share, and (b) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock or such other equity interest of the Company.

1.2 Exercise Price. In respect of the exercise of this Warrant pursuant to Section 1.1 above, the exercise price in the aggregate for all of the Shares issuable upon such exercise shall be equal to $1.00 (the “Exercise Price”) plus the value of the License, which value has already been received by the Company through the issuance of the License by an affiliate of the Holder to the Company (less any consideration provided by the Company to the Holder or its affiliates in connection therewith). Notwithstanding the immediately preceding sentence or Section 1.1, the number of Shares and the Exercise Price shall be subject to adjustment pursuant to Section 5 hereof. The term “License” as used herein shall be deemed to mean that certain License exectued as of the date hereof between the Company, Auris, LLC, a Florida limited liability company and Knetik, Inc., a Delaware corporation.

1.3 Vesting of Shares. This Warrant shall be fully vested and exercisable as of the date of issuance set forth above.

1.4 Restriction on Exercise. Notwithstanding anything set forth herein to the contrary, this Warrant will not be exercisable (and the Holder shall not provide any notice of exercise) if at the time of such exercise, Cuentas’ rights under the License have been terminated.

2. Exercise Period. This Warrant shall be exercisable, in whole only, during the term commencing on the Issue Date and ending on the earlier of (a) thirty (30) days following the date on which the Company’s Amended and Restated Articles of Incorporation have been filed with and accepted by the Secretary of State of the State of Florida or (b) upon a Change of Control (as defined below) (such date, the “Expiration Date”).

3. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, Holder may exercise, in whole only, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of this Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify Holder in writing); and

(b) the payment to the Company by check or wire transfer of immediately available funds to an account designated by the Company of an amount equal to the aggregate Exercise Price.

(c) Shares. As soon as reasonably practicable after the exercise of this Warrant as aforesaid, the Company at its expense will cause to be issued in the name of, and delivered to, Holder a certificate or certificates (with appropriate restrictive legends) for the number of Shares to which Holder shall be entitled in such denominations as may be requested by Holder

4. Legend. It is understood that the Shares shall bear the following legend:

“THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS AND UNTIL THESE SHARES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE VOTING AGREEMENT.”

5. Adjustment of Exercise Price and Number of Shares. The number of Shares purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

5.1 Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant (i) subdivide its outstanding Common Stock, by split-up or otherwise, into a larger number of shares, (ii) combine its Common Stock into a smaller number of shares, or (iii) issue additional shares of its Common Stock as a dividend or distribution with respect to its outstanding Common Stock to all holders thereof, then in each such case the number of Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such subdivisions, combinations, or other issuances, the adjusted number of Shares received by the Holder shall be the same on a pro rata basis to the Shares (on a pro rata basis) that the Holder would have received immediately prior to such adjustment. Any adjustment under this Section 7.1 shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend, provided that any adjustment that occurs hereunder on the record date of a dividend shall be null and void if such dividend is never paid or otherwise distributed by the Company.

5.2 Reclassification, Reorganization and Consolidation. In the event of any capital reorganization, consolidation, spin-off, merger, transfer of all or a substantial portion of the Company’s properties or assets, or any dissolution, liquidation, or winding up of the Company (other than as a result of a subdivision, combination, dividend, or distribution provided for in Section 5.1 above or other event provided for in Section 5.3 below) (a “Corporate Transaction”), then, as a condition of such Corporate Transaction, provision shall be made, and duly executed documents evidencing the same from the Company and any surviving or acquiring Person (the “Successor Company”) shall be delivered to Holder, so that Holder shall have the right to receive upon exercise of this Warrant the same number of shares of Common Stock, amount of cash and/or other property (as the case may be) that Holder would have been entitled to receive upon such Corporate Transaction had this Warrant been exercised immediately prior to the effective time of such Corporate Transaction (but taking account of any partial redemption of this Warrant required by Holder pursuant to Section 3.3 above). The Company shall provide that any Successor Company in such Corporate Transaction shall enter into an agreement with the Company confirming Holder’s rights pursuant to this Warrant, assuming the Company’s obligations under this Warrant, jointly and severally with the Company if the Company shall survive such Corporate Transaction, and providing after the date of such Corporate Transaction for adjustments, which shall be as nearly equivalent as possible to the adjustments provided for in this Section 7. The Company shall ensure that Holder is a beneficiary of such agreement and shall deliver a copy thereof to Holder. The provisions of this Section 5.2 shall apply similarly to successive Corporate Transactions involving any Successor Company. Dividends and Distributions.

(a) If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than (x) a dividend or distribution payable in additional shares of Common Stock that gives rise to an adjustment pursuant to Section 7.1 hereof, or (y) any dividend or distribution of cash paid out of retained earnings of the Company to the ESOP, but only to the extent subsequently paid to the Company to fund repayment of then-outstanding ESOP debt, or (z) any repurchase by the Company of shares of Common Stock from the ESOP or from current or former participants (or their beneficiaries) of the ESOP to fund the Company’s and/or the ESOP’s repurchase obligation or any other payment required pursuant to the terms of the ESOP or as required pursuant to the Code or ERISA) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, such Distribution shall be held in abeyance for the benefit of the Holder until such time as the Holder exercises this Warrant (whether in whole or in part), and, upon each exercise of this Warrant after such Distribution, the Company shall make such Distribution to the Holder with respect to each Share for which this Warrant is so exercised until such time as this Warrant has been exercised in full).

(b) If at any time the Company grants, issues or sells any Options (as defined below), Convertible Securities (as defined below) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of all shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, such Purchase Right shall be held in abeyance for the benefit of the Holder until such time as the Holder exercises this Warrant (whether in whole or in part), and, upon each exercise of this Warrant after such grant, issuance or sale of such Purchase Right, the Company shall deliver such Purchase Right to the Holder that is allocable to each Share for which this Warrant is so exercised until such time as this Warrant has been exercised in full).

5.3 Other Securities. In the event that (a) the Company shall, at any time or from time to time after the date of this Warrant and prior to the expiration of this Warrant, issue any shares of its capital stock in a reclassification or reorganization of the Company’s Common Stock, or (b) at any time, as a result of an adjustment made pursuant to this Section 5, the Holder shall become entitled to receive any securities of the Company other than shares of Common Stock, thereafter, in each such case, the number of such other securities so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 5 such that the Holder shall receive its pro rata share of such securities as such pro rata share was originally contemplated (subject to adjustment) as set forth in Section 1 herein.

5.4 Other Events. If any other similar event occurs as to which the provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of Holder in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number of Shares available under this Warrant or the applicability of such provisions so as to protect such purchase rights. The adjustment shall be such as will give Holder upon exercise of the Exercise Price the total number of shares of Common Stock as Holder would have owned had this Warrant been exercised prior to the event and had Holder continued to hold such Common Stock until after the event requiring the adjustment, but in no event shall any such adjustment have the effect of increasing or decreasing the Exercise Price.

5.5 Minimum Adjustment. The adjustments required by the preceding subsections of this Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur.

5.6 Accountants’ Report as to Adjustments. In the case of any adjustment in the number of Shares purchasable upon exercise of this Warrant or the Exercise Price, the Company, at its sole expense, shall promptly (a) compute such adjustment in accordance with the terms of this Warrant and, if Holder so requests in writing from the Company within thirty (30) days of receipt of such computations from the Company, cause independent certified public accountants to verify such computation at the expense of Company, (b) prepare a report setting forth such adjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment is based, including, without limitation, (i) the event or events giving rise to such adjustment, (ii) the number of shares of Common Stock outstanding or deemed to be outstanding prior and subsequent to any such transaction, (iii) the method by which any such adjustment was calculated (including a description of the basis on which the Board made any determination of fair market value) and (iv) the number of Shares purchasable upon exercise of this Warrant and the Exercise Price in effect immediately prior to such event or events and as adjusted, (c) send a copy of each such report to Holder and, upon the request at any time of Holder, furnish to Holder a like report setting forth the number of Shares purchasable upon exercise of this Warrant and the Exercise Price at the time in effect and showing in reasonable detail how they were calculated, and (d) keep copies of all such reports available at the principal office of the Company for inspection during normal business hours by Holder or any prospective qualified purchaser of this Warrant designated by Holder.

5.7 No Dilution or Impairment. The Company shall not, by amendment of its Certificate of Incorporation or other organizational document or through any sale or other issuance of securities, capital reorganization, reclassification, recapitalization, consolidation, merger, transfer of assets, dissolution, liquidation, winding up or any similar transaction, or any other voluntary action, to avoid or to seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all terms hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder against dilution or other impairment in a manner that is consistent with the Company’s obligations hereunder. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of Common Stock receivable upon the exercise of this Warrant to exceed the Exercise Price and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant by Holder. Without limiting the generality of the foregoing, before taking any action that would cause a reduction of the Exercise Price pursuant to this Section 5 to an amount less than the then par value (if any) of the Common Stock, the Company shall take any and all corporate action (including, without limitation, a reduction in par value) which shall be necessary to validly and legally issue fully paid and nonassessable shares of Common Stock, as the case may be, at the Exercise Price as so reduced.

5.8 Notice of Corporate Action. In the event the Company proposes to: (a) take any action that would require an adjustment in the Exercise Price or the number of Warrant Shares hereunder, (b) pay, distribute, or take a record of Holders of any class of securities for the purpose of determining Holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock or any other securities or property, (c) consummate any change of control, reclassification, capital reorganization, reorganization or any similar transaction, (d) effect a sale of any material asset or assets of the Company, (e) effect a redemption or repurchase of any of the Company’s Common Stock or other equity securities, or (f) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, at least twenty (20) days prior to the earlier of any applicable record date or such event, as the case may be, the Company shall mail to Holder a notice specifying: (i) the date or expected date on which any such payment or distribution is to be made or record is to be taken and the amount and character of any such dividend, distribution, or right, (ii) the date or expected date on which any such change of control, reclassification, capital reorganization, reorganization, similar transaction or dissolution, liquidation or winding up is to take effect and any record date therefor, (iii) the time as of which any holders of record of shares of Common Stock and/or any other class of securities shall be entitled to exchange their shares of Common Stock and/or other securities for the securities or other property deliverable upon such Change of Control, reclassification, capital reorganization, reorganization or similar transaction and a description in reasonable detail of such transaction, and (iv) in each case, the expected effect on the number of Shares purchasable upon exercise of this Warrant and the Exercise Price of such action, transaction or event.

6. No Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor based on the fair market value thereof.

7. No Stockholder Rights. Prior to exercise of this Warrant, Holder shall not have any liability or obligations as a holder of the Shares issuable upon exercise hereof, and shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any stockholder notice or other communication concerning the business or affairs of the Company; provided, that Holder shall be entitled to the rights set forth in the Voting Agreement that are expressly applicable to the Holder of this Warrant.

8. Certain Covenants. The Company covenants and agrees that while any Warrants are outstanding, it shall perform and comply with all covenants set forth herein and in the Agreement.

9. Definitions. In addition to the capitalized terms defined elsewhere in this Warrant, the following capitalized terms have the following respective meanings when used in this Warrant:

“Business Day” shall mean a day, other than Saturday or Sunday, on which the banks are authorized or required to be open in Miami, Florida.

10. Reimbursement. The Company shall promptly reimburse the Holder for or pay any reasonable costs and expenses (including reasonable fees and expenses of its counsel) the Holder incurs in connection with the successful enforcement of its rights against the Company under this Warrant. The Company will also bear the reasonable legal fees and disbursements of the Holder’s legal counsel in connection with any mutually agreed upon waivers under or amendments to this Warrant, or any amendments or waivers proposed by the Company whether or not effected.

11. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and Holder contained herein, this Warrant and the Shares issuable upon exercise hereof are transferable only as set forth in the Voting Agreement.

12. Governing Law. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in that State, without regard to its choice of law principles.

13. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company, the Holder and their respective successors and assigns.

14. Headings. Headings of the Sections of this Warrant are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

15. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email transmission with no error or return transmittal message received by the sender (provided that any notice received by email or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to the Company, to:

Cuentas, Inc.

Michael De Prado – President & COO

200 S. Biscayne Blvd., SUITE 5500

Miami, FL 33131

Michael@cuentas.com

If to Holder, to:

CIMA Telecom, Inc.

1728 SW 22nd Street

Suite 600

Miami, FL 33145

legal@cimagroup.com

16. Entire Agreement; Amendments and Waivers. The Purchase Agreement, this Warrant and the documents delivered pursuant hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Subject to the Voting Agreement, any provision of this Warrant may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Company and Holder. Any such amendment, modification, supplement, omission, waiver, or consent shall be binding upon the Holder and its successors and permitted assigns and upon the Company and its successors and permitted assigns, whether or not such Warrant shall have been marked to indicate such amendment, modification, supplement, omission, waiver, or consent.

17. Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Warrant in any other jurisdiction. If any provision of this Warrant is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. Upon any such determination that any portion of this Warrant is invalid or enenfoceable, the parties hereto shall negotiate in good faith to modify this Warrant so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18. Reservation of Shares. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such Shares may be validly issued as provided herein without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which the Shares may be then listed.

19. Issue Tax. The issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to Holder of this Warrant for any issue tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of this Warrant being exercised.

20. Remedies. The Company stipulates that the remedies at law of Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant may not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any terms hereof or otherwise. No failure or delay on the part of Holder in exercising any right, power or remedy hereunder shall operate as a suspension or waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are in addition to and not exclusive of any other remedies provided at law or in equity.

21. Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate representing any Shares issued hereunder and, in the case of any such loss, theft, or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at Holder’s expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed, or mutilated Warrant or stock certificate.

22. Voting Agreement. Holder acknowledges that this Warrant is a “Warrant” under the terms of the Voting Agreement, and Holder is bound by the restrictions set forth in such agreement.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed in its corporate name by its duly authorized officer and to be dated as of the date first set forth above.

COMPANY:

CUENTAS INC.

By:	/s/ Arik Maimon
Name: Arik Maimon
Title: Chief Executive Officer

Acknowledged and agreed to:

HOLDER:

CIMA TELECOM, INC.

By:	/s/ Juan M. Gomez
Name:	Juan M. Gomez
Title:	Chief Executive Officer

Signature Page to Warrant

NOTICE OF EXERCISE

WO Partners Holdings, Inc.

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

________	____________ shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

________	Net Exercise the attached Warrant with respect to ___________ Shares.

HOLDER

Date: ____________________________________________	By:

Address: